Exhibit 99.1

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HanesBrands Appoints Mark Irvin to Board of Directors

Bobby J. Griffin to Retire from Board

WINSTON-SALEM, N.C. (February 27, 2023) – HanesBrands Inc. (NYSE: HBI), a global leader in iconic apparel brands, today announced that Mark Irvin has been appointed to the company’s board of directors.

The company also announced that Bobby J. Griffin, a director since 2006, plans to retire from the board when his current term ends at the 2023 annual meeting of stockholders.

Irvin’s term runs through the 2024 annual meeting of stockholders. He will serve on the Governance and Nominating Committee.

“Mark brings more than 30 years of experience leading global supply chains and complex organizations,” said Steve Bratspies, CEO. “His leadership will be particularly valuable as we continue to strengthen our agile and resilient supply chain and build the diverse talent necessary to unlock our Full Potential. I want to thank Bobby for his years of service to HanesBrands and for his counsel and support as we built and launched our Full Potential plan.”

Irvin is the executive vice president and chief supply chain officer for Best Buy Co. where he oversees the strategy and day-to-day operations of the global supply chain supporting about 1,000 stores and the company’s online customers. Prior to this, Irvin served as the company’s chief inclusion, diversity and talent officer, leading the company’s strategy for creating and sustaining an inclusive work environment for its 100,000 employees.

Prior to joining Best Buy in 2013, Irvin held leadership roles at Target, Cummins, Corporate Express Delivery Systems and Baxter Healthcare. Irvin serves on the National Retail Federation Foundation board of directors. He has a bachelor’s degree from Fisk University in Nashville and an MBA from Franklin University in Columbus, Ohio. He served as an officer in the U.S. Armed Forces for eight years in field medical logistics.

“We’re thrilled to have a leader of Mark’s experience join our board,” said HanesBrands Board Chairman Ronald L. Nelson. “His leadership, knowledge of global supply chains and experience building talent will be particularly valuable as we execute our long-term growth strategy. In addition, I want to thank Bobby for his service to HanesBrands and wish him all the best in the future.”

HanesBrands

HanesBrands (NYSE: HBI) makes everyday apparel that is known and loved by consumers around the world for comfort, quality and value. Among the Company’s iconic brands are Hanes, the leading basic apparel brand in the United States; Champion, an innovator at the intersection of lifestyle and athletic apparel; and Bonds, which is setting new standards for design and sustainability. HBI employs 51,000 associates in 32 countries and has built a strong reputation for workplace quality and ethical business practices. The Company, a longtime leader in sustainability, launched aggressive 2030 goals to improve the lives of people, protect the planet and produce sustainable products. HBI is building on its unmatched strengths to unlock its #FullPotential and deliver long-term growth that benefits all of its stakeholders.